Exhibit 99.1

Cartesian Therapeutics Reports First Quarter 2026 Financial Results and Provides Business Update
Enrollment continues to progress in Phase 3 AURORA trial of Descartes-08 in myasthenia gravis
Phase 2 TRITON trial of Descartes-08 in dermatomyositis and antisynthetase syndrome initiated
Multiple patients enrolled in Phase 1/2 HELIOS pediatric trial of Descartes-08 in juvenile dermatomyositis
Approximately $120.4 million cash, cash equivalents and restricted cash as of March 31, 2026, expected to support planned operations into mid-2027, including completion of ongoing Phase 3 AURORA trial
Frederick, Md., April 30, 2026 (GLOBE NEWSWIRE) – Cartesian Therapeutics, Inc. (NASDAQ: RNAC) (“we”, the “Company” or “Cartesian”), a late clinical-stage biotechnology company pioneering cell therapy for autoimmune diseases, today reported financial results for the first quarter ended March 31, 2026, and outlined recent business updates.
“Descartes-08 represents a significant opportunity to address the many unmet needs of patients living with autoimmune diseases, with the potential to simultaneously improve quality of life through depth and durability of response. With three clinical programs in progress, we remain focused on advancing this mission with near-term milestones across our pipeline,” said Carsten Brunn, Ph.D., President and Chief Executive Officer of Cartesian. “We continue to prioritize our myasthenia gravis (MG) program as we enroll patients into the Phase 3 AURORA trial. In parallel, we initiated our Phase 2 TRITON trial of adult patients with dermatomyositis and antisynthetase syndrome. We have also enrolled multiple patients in the Phase 1/2 HELIOS pediatric trial in juvenile dermatomyositis (JDM) and are encouraged by the early enrollment observed to-date. The momentum across all three programs strengthens our conviction in Descartes-08’s promise as we advance it toward its full potential.”
Pipeline Progress and Anticipated Milestones
•Enrollment Continues to Progress in the Phase 3 AURORA Trial of Descartes-08 in Participants with MG. The randomized, double-blind, placebo-controlled Phase 3 AURORA trial is designed to assess Descartes-08, Cartesian’s autologous anti-B cell maturation antigen (BCMA) chimeric antigen receptor T-cell therapy (CAR-T) versus placebo (1:1 randomization) administered as six once-weekly outpatient infusions without preconditioning chemotherapy in approximately 100 patients with acetylcholine receptor autoantibody positive (AChR Ab+) MG. The primary endpoint will assess the proportion of Descartes-08 participants with an improvement in MG Activities of Daily Living (MG-ADL) score of three points or more at Month 4 compared to placebo.
•Phase 2 TRITON Trial Initiated in Myositis. The randomized, double-blind, placebo-controlled Phase 2 TRITON trial in myositis is designed to assess Descartes-08 versus placebo (1:1 randomization) administered as six weekly outpatient infusions without preconditioning chemotherapy in patients with moderate to severe multi-refractory dermatomyositis and antisynthetase syndrome. The primary endpoint is expected to assess safety and efficacy of Descartes-08 compared to placebo added to standard of care in participants with myositis at Week 24. The Company plans to evaluate the first 10 patients from the study to determine the path to a pivotal trial in this indication with significant unmet need.
•Multiple Patients Enrolled in Phase 1/2 HELIOS Pediatric Trial of Descartes-08 in Autoimmune Diseases, Including JDM. In January 2026, Cartesian announced the initiation of its Phase 1/2 HELIOS pediatric trial of Descartes-08 in children and young adults with autoimmune diseases, including JDM. JDM is a rare pediatric autoimmune disorder marked by pathognomonic skin rash and muscle inflammation affecting multiple organ systems. The FDA previously granted Rare Pediatric Disease Designation to Descartes-08 for the treatment of JDM.
Full Year 2026 Financial Results
•Cash, cash equivalents and restricted cash as of March 31, 2026 was $120.4 million. During the first quarter of 2026, the Company raised $14.6 million after commissions and expenses through its active at the market (ATM) offering program. The Company’s current cash resources on hand are expected to support planned operations, including completion of the ongoing Phase 3 AURORA trial, into mid-2027.
•Research and development expenses were $19.5 million for the three months ended March 31, 2026, compared to $14.7 million for the three months ended March 31, 2025. The increase was primarily a result of increased expenses associated with the ongoing Phase 3 AURORA trial, partially offset by a decrease in expenses for early stage programs, primarily related to the decision to no longer pursue development of Descartes-08 in systematic lupus erythematosus.

•General and administrative expenses were $7.1 million for the three months ended March 31, 2026, compared to $8.3 million for the three months ended March 31, 2025. The decrease was primarily the result of lower professional and consulting fees.
•Net loss was $39.2 million, or $1.46 net loss per share allocable to common stockholders (basic), for the three months ended March 31, 2026, compared to net loss of $17.7 million, or $0.68 net loss per share allocable to common stockholders (basic), for the three months ended March 31, 2025.
About Descartes-08
Descartes-08, Cartesian’s lead cell therapy candidate, is an autologous CAR-T product targeting BCMA in clinical development for generalized MG and myositis, specifically dermatomyositis and antisynthetase syndrome. In contrast to conventional DNA-based CAR T-cell therapies, Cartesian’s CAR-T administration is designed to not require preconditioning chemotherapy, can be administered in the outpatient setting, and does not carry the risk of genomic integration associated with cancerous transformation. Descartes-08 has been granted Orphan Drug Designation and Regenerative Medicine Advanced Therapy Designation by the U.S. Food and Drug Administration for the treatment of MG, and Rare Pediatric Disease Designation for the treatment of JDM.
About Cartesian Therapeutics
Cartesian Therapeutics is a late clinical-stage company pioneering cell therapy for the treatment of autoimmune diseases. The Company’s lead asset, Descartes-08, is a CAR-T in Phase 3 clinical development for patients with generalized myasthenia gravis, Phase 2 clinical development in myositis, specifically dermatomyositis and antisynthetase syndrome, and in Phase 1/2 clinical development for pediatric autoimmune diseases, including juvenile dermatomyositis. For more information, please visit www.cartesiantherapeutics.com or follow the Company on LinkedIn or X.
Forward Looking Statements
Any statements in this press release about the future expectations, plans and prospects of the Company, including without limitation, statements regarding the Company’s expected cash resources and cash runway, the ability of the Company’s product candidates to be administered in an outpatient setting or without the need for preconditioning lymphodepleting chemotherapy, the potential of Descartes-08, or any of the Company’s other product candidates to treat MG, juvenile MG, myositis, JDM, or any other disease, the anticipated timing or the outcome of ongoing and planned clinical trials, studies and data readouts, including the ongoing Phase 3 AURORA trial of Descartes-08 in MG, the ongoing Phase 2 TRITON trial of Descartes-08 in myositis, and the ongoing Phase 1/2 HELIOS pediatric trial of Descartes-08 in autoimmune diseases, including JDM, the anticipated timing or the outcome of the FDA’s review of the Company’s regulatory filings, including the number of trials that may be necessary in order to obtain marketing approval, the potential for in-vivo delivery of the Company’s product candidates, the Company’s ability to conduct its clinical trials and preclinical studies, the timing or making of any regulatory filings, the anticipated timing or outcome of selection of developmental product candidates, the ability of the Company to enter into and maintain potential collaborations or partnerships, the novelty of treatment paradigms that the Company is able to develop, the potential of any therapies developed by the Company to fulfill unmet medical needs, and enrollment in the Company’s clinical trials and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including proof of concept trials, including uncertain outcomes, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials will be indicative of the results of later clinical trials, the ability to predict results of studies performed on human beings based on results of studies performed on non-human subjects, the unproven approach of the Company’s technology, potential delays in enrollment of patients, undesirable side effects of the Company’s product candidates, political uncertainty, the Company’s reliance on third parties to conduct its clinical trials, the Company’s inability to maintain its existing or future collaborations, licenses or contractual relationships, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, the Company’s recurring losses from operations and negative cash flows, substantial fluctuation in the price of the Company’s common stock, risks related to geopolitical conflicts, pandemics, and macroeconomic impacts, and other important factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, and in other filings that the Company makes with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this press release, except as required by law.

Cartesian Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands, except share data and par value)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$118,641	$125,139
Accounts receivable	261	1,115
Prepaid expenses and other current assets	3,137	3,022
Total current assets	122,039	129,276

Property and equipment, net	11,637	12,185
Right-of-use assets, net	5,366	5,601
In-process research and development asset	93,900	93,900
Goodwill	48,163	48,163
Long-term restricted cash	1,735	1,735
Long-term prepaid expenses and other assets	5,551	5,551
Total assets	$288,391	$296,411

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,598	$1,288
Accrued expenses and other current liabilities	10,161	9,498
Lease liabilities	4,186	4,151
Total current liabilities	15,945	14,937

Lease liabilities, net of current portion	7,669	8,525
Warrant liability	47	141
Contingent value right liability	405,900	392,100
Deferred tax liabilities, net	6,948	6,948
Total liabilities	436,509	422,651

Stockholders’ deficit:
Series A Preferred Stock, $0.0001 par value; 134,904.563 shares authorized as of March 31, 2026 and 2025; 120,790.402 shares issued and outstanding as of March 31, 2026 and 2025	—	—
Series B Preferred Stock, $0.0001 par value; 437,927 shares authorized, issued and outstanding as of March 31, 2026 and 2025	—	—
Preferred stock, $0.0001 par value; 9,427,168.437 shares authorized as of March 31, 2026 and 2025; no shares issued and outstanding as of March 31, 2026 and 2025	—	—
Common stock, $0.0001 par value; 350,000,000 shares authorized as of March 31, 2026 and 2025; 28,544,728 and 26,011,106 shares issued and outstanding as of March 31, 2026 and 2025, respectively	3	3
Additional paid-in capital	718,017	700,706
Accumulated deficit	(861,555)	(822,373)
Accumulated other comprehensive loss	(4,583)	(4,576)
Total stockholders’ deficit	(148,118)	(126,240)
Total liabilities and stockholders’ deficit	$288,391	$296,411

Cartesian Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenues:
Collaboration and license	$—	$400
Grant	78	700
Total revenues	78	1,100

Operating expenses:
Research and development	19,463	14,674
General and administrative	7,114	8,315
Total operating expenses	26,577	22,989

Operating loss	(26,499)	(21,889)

Other (expense) income:
Interest income	1,026	2,015
Gain on change in fair value of warrant liabilities	94	1,818
Loss on change in fair value of contingent value right liability	(13,800)	346
Other expense, net	(3)	—
Total other (expense) income, net	(12,683)	4,179

Net loss	$(39,182)	$(17,710)

Other comprehensive (loss) income:
Foreign currency translation adjustment	(7)	32
Total comprehensive loss	$(39,189)	$(17,678)

Net loss	$(39,182)	$(17,710)

Net loss per share allocable to common stockholders:
Basic and diluted	$(1.46)	$(0.68)
Weighted-average common shares outstanding:
Basic and diluted	26,855,158	25,902,650

Investor Contact
Megan LeDuc
Associate Director of Investor Relations
megan.leduc@cartesiantx.com

Media Contact
David Rosen
Argot Partners
david.rosen@argotpartners.com